Exhibit 10.1

February 21, 2014

Mr. Jiayue Zhang

Chairman and President

Shanxi Taxus Pharmaceuticals Co., Ltd.

Houfangnan, Yutai Rd. Yuci District

Jinzhong City, Shanxi Province

China 030600

Re:	Strategic Cooperation Between Cardium Therapeutics, Inc. and Shanxi Taxus Pharmaceuticals Co., Ltd.

Dear Mr. Zhang:

This letter is to confirm the terms of a strategic cooperation between Cardium Therapeutics, Inc., on behalf of itself and its affiliates (individually and collectively “Cardium”) and Shanxi Taxus Pharmaceuticals Co., Ltd. on behalf of itself and its affiliates (individually and collectively “Taxus”), with such affiliates being those as defined in that certain Stock Purchase Agreement entered into as of February 21, 2014, by and between Cardium and Taxus (the “Stock Purchase Agreement”). The terms of this strategic cooperation shall be as set forth below, based on the reciprocal obligations of Cardium and Taxus as provided herein and in the Stock Purchase Agreement.

1. Strategic Cooperation Regarding Cardium Products in China: Taxus agrees that it will, upon request, apply commercially reasonable efforts to assist Cardium to develop and refine a plan or plans pursuant to which Cardium products and product opportunities may be commercialized in China. Taxus agrees to reasonably assist with Cardium’s execution of such plans at Cardium’s expense; provided, further, that Taxus shall not be responsible for any out-of-pocket expenses, costs or investments as may be required for the execution of any plan, except as may be subsequently agreed to by the parties in writing.

2. Strategic Cooperation Regarding Taxus Products in the United States: Cardium agrees that it will, upon request, apply commercially reasonable efforts to assist Taxus to develop and refine a plan or plans pursuant to which Taxus products and product opportunities may be commercialized in the United States. Cardium agrees to reasonably assist with Taxus’ execution of such plans at Taxus’ expense; provided, further, that Cardium shall not be responsible for any out-of-pocket expenses, costs or investments as may be required for the execution of any plan, except as may be subsequently agreed to by the parties in writing.

11750 Sorrento Valley Rd., Suite 250, San Diego, CA 92121 • 858.436.1000
www.cardiumthx.com

Mr. Jiayue Zhang

February 21, 2014

3. Change of Corporate Name: Cardium agrees that following the execution of this strategic cooperation arrangement and initial closing under the Stock Purchase Agreement, it will promptly take such action and seek appropriate approvals as required under Delaware General Corporation Law to change its name to “Taxus Cardium Pharmaceuticals Group.”

4. Board Appointments: Cardium agrees that following the completion of the initial firm commitment financing of $2.0 Million under the Stock Purchase Agreement, it will promptly take such action and seek appropriate approvals to increase the size of Cardium’s Board of Directors by two, and to appoint two qualified nominees designated by Taxus to fill such positions. Cardium further agrees that following the completion of a full $5.0 Million in financing under the Stock Purchase Agreement, it will promptly take such action and seek appropriate approvals to increase the size of Cardium’s Board of Directors by one additional director, and to appoint a qualified nominee designated by Taxus to fill such position.

5. Miscellaneous: The miscellaneous provisions of the Stock Purchase Agreement shall apply, to the extent applicable, to this strategic cooperation arrangement.

Sincerely,

/s/ Christopher J. Reinhard
Christopher J. Reinhard
President & Chief Executive Officer

Accepted and Agreed to on Behalf of Shanxi Taxus Pharmaceuticals Co., Ltd.

/s/ Jiayue Zhang
By:	Jiayue Zhang
Its:	Chairman and President